Subject Line: Executive Transition

Good morning, (MEMBER NAME),

It has been nearly a year since the Federal Home Loan Banks of Des Moines and Seattle completed the first voluntary merger in the history of the Federal Home Loan Bank System. The directors, management and staff of the Bank have worked hard to ensure that the merger would deliver value to all of our members. We are now confident that will be the result, and we are pleased with the very positive assessment of the merger in the Bank’s member survey conducted late last year.

The merger agreement, which was signed in September 2014, provided for a co-executive leadership structure following the merger for a period ending no later than June 30, 2017. This was done to ensure that post-merger challenges could be effectively addressed and integration completed as efficiently as possible. As you know, Dick Swanson has served as Chief Executive Officer and Mike Wilson as President since last June.

With most of the integration challenges behind us, we have shifted our focus from merger-related activities to forward-looking strategic initiatives. As a result, our governance and leadership needs have evolved.

On April 14, 2016, our Board of Directors approved an Executive Transition Plan (the “Plan”). Following Board approval of the Plan, which has also been approved by our regulator, Mike assumed the role of President and CEO.

Concurrent with the Board’s approval of transitioning the CEO responsibilities and title from Dick to Mike, the Board also approved termination of Dick’s current employment agreement which had been put in place January 2015, in anticipation of the merger. Dick will remain with the Bank until June 30, 2016, serving as Executive to the Board and transitioning his various responsibilities within the Bank as well as with external organizations.

We appreciate Dick’s leadership over the last 10 years. He has steered the Bank through challenging times, including the financial crisis, and has been instrumental to our success. Because of his direction, we are a financially solid and stable Bank that is positioned to succeed well into the future.

This information will be shared publicly later today through the filing of an 8-K and issuance of a press release.

Sincerely,

Dale E. Oberkfell                    William V. Humphreys
Chairman of the Board                Vice Chairman of the Board
FHLB Des Moines                    FHLB Des Moines

EVP and CFO                        Chairman of the Board
Midwest BankCentre                    Citizens Bank
St. Louis, MO                        Corvallis, OR